RESEARCH AND COLLABORATION AGREEMENT

This RESEARCH AND COLLABORATION AGREEMENT (“**Agreement**”) is made as of this 27th day of November, 2019 (“**Effective Date**”), by and among StemoniX, Inc., a Minnesota corporation, having an office at 13300 67th Ave N, Maple Grove, MN 55311 (“**StemoniX**”), Atomwise Inc., a Delaware corporation, having an office at 717 Market Street, Suite 800, San Francisco, CA 94103 (“**Atomwise**”) and Atomwise-StemoniX JV1, LLC, a Delaware limited liability company, having an office at 717 Market Street, Suite 800, San Francisco, CA 94103 (“**JV**”). StemoniX, Atomwise and JV are sometimes referred to herein individually as a “**Party**” and collectively as the “**Parties**.”

RECITALS

WHEREAS, StemoniX possesses know-how, expertise and intellectual property rights pertaining to advancing drug discovery through its human-derived iPSC microOrgans®; and

WHEREAS, Atomwise possesses know-how, expertise and intellectual property rights pertaining to the identification of drug candidates; and

WHEREAS, the Parties desire to create a strategic collaboration focused on the identification of novel small molecule therapeutics involving the application of both StemoniX and Atomwise technology, for the Parties’ benefit; and

WHEREAS, JV has been formed by StemoniX and Atomwise to engage in the research, development and commercialization of small molecule drugs that have been identified under this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or ARTICLES) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement.

1.1 “**AAA**” has the meaning set forth in Section 11.6(b).

1.2 “**Affiliate**” means, with respect to a particular Party, a Person that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “**control**” (including, with correlative meaning, the terms “**controlled by**” or “**under common control with**”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity,

whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, by contract or otherwise.

1.3 "**Agreement**" has the meaning set forth in the Preamble.

1.4 "**Alliance Manager**" has the meaning set forth in Section 2.1.

1.5 "**Applicable Law**" means federal, state, local, regional, provincial, national and supranational laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Governmental Authorities, Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

1.6 "**Atomwise**" has the meaning set forth in the Preamble.

1.7 "**Atomwise Core Platform Technology**" means [redacted]

1.8 "**Atomwise Technology Enhancements**" means [redacted]

1.9 "**Background IP**" means any and all Confidential Information, Patent Rights, Know-How, inventions, discoveries, data, compounds, devices, materials, software, hardware, or other technology, whether patentable or not, that is Controlled by either Party (a) prior to the Effective Date; or (b) during the Term other than in the course of performing Research Activities under this Agreement.

1.10 "**Business Day**" means a day other than a Saturday, Sunday, or a day on which banking institutions are closed in San Francisco, California.

1.11 "**Calendar Quarter**" means a period of three (3) calendar months ending on March 31, June 30, September 30 or December 31 in any Calendar Year; provided, however, that the first Calendar Quarter of the Term for the first Calendar Year extends from the Effective Date to the end of the then-current Calendar Quarter and the last Calendar Quarter of the Term extends from the first day of such Calendar Quarter until the effective date of the termination or expiration of this Agreement.

1.12 "**Calendar Year**" means a one-year period beginning January 1 and ending on December 31. The last Calendar Year of the Term begins on the first day of the year during which termination or expiration of this Agreement occurs, and the last day of such Calendar Year will be the effective date of such termination or expiration.

1.13 "**Claims**" has the meaning set forth in Section 10.1.

1.14 [redacted]

1.15 "**Code**" has the meaning set forth in 8.3(b).

1.16 "**Commercially Reasonable Efforts**" means, with respect to a Party's obligations under this Agreement, the carrying out of such obligations or tasks with a level of effort and resources at least consistent with practices normally [redacted] for conducting such obligations or tasks with respect to a product owned by it or to which it has rights and that is at a similar stage of development or commercialization and has a similar net sales potential and strategic value, based on conditions then prevailing and taking into account all relevant scientific, technical and commercial factors.

1.17 [redacted]

1.18 "**Confidential Information**" means all proprietary and confidential information of a Party, in written, electronic or other tangible or intangible form, including Know-How, financial information, business information, sales information, customer and potential customer lists and identities, product sales plans, laboratory work sheets, reports, license and sublicense agreements, and other proprietary information, whether or not protectable under patent, trademark, copyright, or other legal principles, that is disclosed by one Party (or any of its Affiliates) to another Party (or any of its Affiliates) under this Agreement. The terms of this Agreement, as well as material events hereunder, shall be deemed to be Confidential Information of the Parties.

1.19 "**Control**" means, when used in reference to intellectual property rights, or materials, the legal authority or right of a Party or its Affiliates to grant a license or sublicense under such intellectual property rights, or with respect to such materials, to another Person and to disclose to and authorize another Person to use such intellectual property, or such materials, including data, information, technology and regulatory filings covered thereby (in all such cases under the terms and conditions of this Agreement), or contained therein, without breaching the terms of any agreement such Party has with a Third Party.

1.20 "**Convicted**" means, with respect to a Person, that such Person has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been Debarred or Excluded.

1.21 "**Cover**", "**Covering**" and "**Covered**" means, with respect to a Patent Right and an Invention, that, in the absence of ownership of or a license under such Patent Right, the practice of such Invention (e.g., with respect to a Patent Right in the U.S., the making, having made, use, sale, offering for sale, or importation of such Invention in the U.S.) would infringe a Valid Claim of such Patent Right (or in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.22 "**Deadlocked Matter**" has the meaning set forth in Section 2.5.

1.23 "**Debarred**" means, with respect to a Person, that such Person has been debarred by the FDA pursuant to 21 U.S.C. §335a(a) or (b) or is an Affiliate of a Debarred Person.

1.24 "**Effective Date**" has the meaning set forth in the Preamble.

1.25 "**Excluded**" means, with respect to a Person, that such Person (a) has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, (b) has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA) or (c) is an Affiliate of an Excluded Person in 1.25 (a) and (b).

1.26 "**Excluded Claim**" has the meaning set forth in Section 11.6(e).

1.27 "**Exploitation**" means the making, having made, importation, use, sale, offering for sale or disposition of a product or process, including the identification, research, development, registration, modification, enhancement, improvement, manufacturing, optimization, exportation, transportation, or marketing of a product or process. When used as a verb, "**Exploit**" shall mean to engage in any of the foregoing activities.

1.28 "**FDA**" means the United States Food and Drug Administration and any successor entity thereto.

1.29 "**Filing**" means (a) with respect to an IND, the acceptance by a Regulatory Authority of such filed or submitted IND, and (b) with respect to a Drug Approval Application, the submission to a Regulatory Authority of such Drug Approval Application.

1.30 "**Governmental Authority**" means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.

1.31 [redacted]

1.32 [redacted]

1.33 [redacted]

1.34 [redacted]

1.35 [redacted]

1.36 [redacted]

1.37 [redacted]

1.38 "**IND**" means (a) an Investigational New Drug Application as defined in the FFDCA and defined at 21 C.F.R. Part 312, or any successor application or procedure required to initiate clinical testing of a drug in humans in the United States; (b) a counterpart of such an application that is required in any other country before beginning clinical testing of an investigational new drug in humans in such country, including, for clarity, a "Clinical Trial Application" or "CTA" in the European Union; and (c) all supplements and amendments to any of the foregoing.

1.39 "**Indemnified Party**" has the meaning set forth in Section 10.4.

1.40 "**Indemnifying Party**" has the meaning set forth in Section 10.4.

1.41 "**Invention**" means any composition of matter, article of manufacture, process, method (including method of use or method of manufacturing), or other invention, discovery or finding (whether or not patentable).

1.42 "**Joint Project Inventions**" has the meaning set forth in Section 6.3(e).

1.43 "**JRC**" has the meaning set forth in Section 2.2.

1.44 "**JV**" has the meaning set forth in the Preamble.

1.45 [redacted] of such molecule described in clause (a).

1.46 "**Know-How**" any proprietary data, results, material(s), technology, and nonpublic information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, Inventions, developments, specifications, formulations, formulae, materials, target structures, binding sites, software, algorithms, marketing reports and plans, market research, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, and other study data and procedures, including all intellectual property rights therein but [redacted]. For clarity, any Know-How that is claimed or described in a Patent Right shall cease to be Know-How when such Patent Right is published.

1.47 [redacted]

1.48 [redacted]

1.49 [redacted]

1.50 [redacted]

1.51 "**Losses**" has the meaning set forth in Section 10.1.

1.52 [redacted]

1.53 "**Parties**" has the meaning set forth in the Preamble.

1.54 "**Party**" has the meaning set forth in the Preamble.

1.55 "**Patent Rights**" means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, certificates, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.56 "**Person**" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.57 "**Project**" means the collective Research Activities performed by the Parties under this Agreement.

1.58 [redacted]

1.59 "**Project Patents**" means all Patent Rights that claim Project Know-How, [redacted]

1.60 "**Regulatory Approval**" means any and all approvals (including supplements, amendments, pre- and post-approvals), licenses (including import licenses), registrations or authorizations (including marketing and labelling authorizations) of any national, supranational, regional, state or local Regulatory Authority, department, bureau, commission, council or other Governmental Authority, that are necessary or useful for the development, manufacturing, or commercialization of a) a [redacted] in the relevant country or group of countries in the Territory, or for subsequent label expansion or modification.

1.61 "**Regulatory Authority**" means any regulatory agency, ministry, department or other Governmental Authority (and any successor thereto) having authority in any country to control the development, manufacture, and commercialization of a drug or biologic product or compound in a country, including the FDA and the European Commission. Regulatory Authority

also includes any non-governmental group licensed by an entity described in the preceding sentence to perform inspections, audits and/or reviews.

1.62 "**Representatives**" means a Party's or its Affiliates' employees, directors, officers, consultants, contractors and agents. For clarity, for purposes of this Agreement neither Party is a Representative of the other Party.

1.63 "**Research Activities**" has the meaning set forth in Section 3.2.

1.64 "**Research Plan**" has the meaning set forth in Section 3.1.

1.65 "**SEC**" has the meaning set forth in Section 7.5(b).

1.66 "**Senior Executives Discussions**" has the meaning set forth in Section 11.6(a).

1.67 "**StemoniX**" has the meaning set forth in the Preamble.

1.68 "**StemoniX Core Platform Technology**" means Know-How, Patent Rights and other intellectual property Controlled by StemoniX claiming, Covering or otherwise related to StemoniX's platform technology described in Exhibit C. For clarity, the StemoniX Core Platform Technology shall be considered Confidential Information of StemoniX hereunder.

1.69 "**StemoniX Technology Enhancements**" means all modifications, improvements, enhancements, data, know-how, additions, and derivatives directly relating to the StemoniX Core Platform Technology, [redacted]

1.70 "**Target**" means a target protein that is mutually agreed upon by the Parties.

1.71 "**Term**" has the meaning set forth in Section 8.1.

1.72 "**Territory**" means worldwide.

1.73 "**Third Party**" means any Person other than a Party or an Affiliate of a Party.

1.74 "**Valid Claim**" means with respect to any a particular country of the Territory (a) a claim of an issued and unexpired patent or a supplementary protection certificate for such patent within such country that (i) has not been abandoned, or disclaimed, or been revoked, held unenforceable, unpatentable or invalid by a final and non-appealable decision (or decision from which no appeal was taken within the allowable time period) of a court or other governmental authority or agency of competent jurisdiction, (ii) has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, and (iii) absent a license, would be infringed by the manufacture, import, offer for sale, sale or use of a JV Compound or product incorporating a JV Compound and (b) a claim of a pending patent application that has not been finally abandoned, finally rejected or expired (after exhaustion of all appeals); provided that, if a claim of a pending patent application shall not have been issued within [redacted] after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid

Claim for the purposes of this Agreement unless and until a patent issues or is issued with respect to such claim.

ARTICLE 2

GOVERNANCE

2.1 Alliance Managers. Promptly after the Effective Date, each of StemoniX and Atomwise will appoint an appropriately qualified Representative to be its first point of contact for any matters arising under this Agreement and to be responsible for facilitating communication and collaboration between the Parties (each an "**Alliance Manager**"). Each Party may replace its Alliance Manager at any time by providing written notice thereof to the other Parties.

2.2 Joint Research Committee. Within ten (10) days after the Effective Date, StemoniX, Atomwise and JV will form a joint research committee ("**JRC**") to provide oversight and strategic direction for the Research Activities. [redacted] Each Party will nominate its Representatives to the JRC and may change its Representatives to the JRC, at its sole discretion, upon written notice to the other Parties. All JRC Representatives will have appropriate expertise, seniority, decision-making authority, and ongoing familiarity with the Research Plan and Research Activities.

2.3 JRC Responsibilities. Subject to the express rights of the Parties as set forth in this Agreement, the role of the JRC is to:

(a) provide oversight and strategic direction for the Research Plan and Research Activities;

(b) resolve issues and resolve disputes regarding the Research Plan or Research Activities;

(c) approve any amendments to the Research Plan;

(d) perform activities as the Parties agree in writing will be the responsibility of the JRC.

[redacted]

[redacted]

2.4 JRC Meetings. The JRC will meet at least once per six (6) months, unless the Parties mutually agree in writing to a different frequency. Notwithstanding the foregoing, either Party's JRC Representatives will have the right to call a special meeting of the JRC to discuss issues occurring between JRC meetings that require resolution prior to the next regularly scheduled JRC meeting. The JRC may meet in person if acceptable to the Parties, or by teleconference or videoconference. [redacted] No later than five (5) Business Days prior to any meeting of the JRC, the chair will prepare and circulate an agenda for such meeting. Each Party will bear the expense of its respective JRC members' participation in JRC meetings. The chair will be responsible for preparing reasonably detailed written minutes of JRC meetings that reflect all decisions made and action items identified at such meetings. The chair will circulate meeting minutes to each member of the JRC for review and approval within twenty (20) Business Days after each JRC meeting. Minutes will be deemed approved unless one or more members of the JRC objects to the accuracy of such minutes within ten (10) Business Days after receipt. Minutes will be officially endorsed by the JRC at the next JRC meeting.

2.5 JRC Decisions. If the JRC does not reach consensus on any matter within its authority (a "**Deadlocked Matter**") within a period of [redacted]

ARTICLE 3

RESEARCH PROGRAM

3.1 Research. Each Party agrees to perform its respective responsibilities in the research plan set forth in Exhibit B (and any amendments thereto, collectively the "**Research Plan**").

3.2 Performance and Obligations. Each Party shall use [redacted] to perform its obligations in the Research Plan (each and collectively the "**Research Activities**").

(a) Performance. Each Party shall perform its obligations under this Agreement (including its Research Activities) (i) in accordance with the terms of this Agreement; [redacted]

(b) Human Subjects. Prior to Filing of an IND, the Research Activities shall not be performed on human subjects, in clinical trials, or for diagnostic purposes involving human subjects, in each instance unless and until the Research Plan is amended by mutual written agreement of the Parties to accommodate such human studies or trials.

(c) Compliance. Each Party shall conduct all Research Activities in accordance with the terms of this Agreement and in compliance with all Applicable Laws.

(d) Subcontracting. [redacted] Each Party shall remain responsible for its obligations under this Agreement that have been delegated or subcontracted to any of its Affiliates and/or subcontractors. Each Party shall cause any subcontractor(s) engaged by it in connection with the performance of any activities hereunder to be bound by written obligations of confidentiality and invention assignment consistent with those contained herein and shall ensure the subcontractor's compliance with such obligations and the terms and conditions of this Agreement.

(e) Progress Reports; Records. Each [redacted], each Party will supply to the other Parties a written report summarizing the progress of its work on the Research Plan. Each Party shall maintain records, in reasonable scientific and technical detail and in a manner appropriate for patent purposes, which shall be [redacted] all work done and results achieved in the performance of the Research Activities.

(f) Costs. [redacted].

ARTICLE 4

DEVELOPMENT AND COMMERCIALIZATION RESPONSIBILITY

[redacted] (and/or its Affiliates or its or their licensees or sublicensees, or its or their permitted assignees or successors) shall thereafter have sole control over, and sole responsibility for, developing, seeking Regulatory Approval for, manufacturing, and commercializing all [redacted] and products incorporating any [redacted] shall bear all expenses related thereto.

ARTICLE 5

[redacted]

After a [redacted] has been identified in accordance with the Research Plan, [redacted]

ARTICLE 6

INTELLECTUAL PROPERTY; DATA

6.1 Ownership.

(a) Background IP. All rights and title in and to any and all Background IP shall remain with the owner thereof and such ownership and rights thereto shall not be affected by the Party's performance of its obligations under this Agreement.

(b) Compound Patents. [redacted].

(c) Manufacturing Patents. [redacted]

(d) Project Patents (other than Compound Patents and Manufacturing Patents). [redacted]

(e) Project Know-How (other than Project Patents). [redacted]

(f) [redacted]

[redacted]

6.2 Licenses.

(a) Research License. Each Party hereby grants to each of the other Parties a [redacted] license under any Patent Rights or Know-How that are owned or Controlled by such Party and that are necessary or useful for carrying out the Research Activities, in each case solely for such other Party to perform its obligations under the Research Plan and solely conduct its Research Activities under this Agreement; provided that such license grant shall [redacted]

(b) <u>Project Know-How and Project Patent Licenses (other than Compound Patents and Manufacturing Patents)</u>.

(i) Subject to the terms and conditions of this Agreement, [redacted] xcept for the license rights expressly granted herein, all of Atomwise's right, title and interest in and to the Project Know-How and Project Patents owned by Atomwise shall remain in Atomwise.

(ii) Subject to the terms and conditions of this Agreement, [redacted] Except for the license rights expressly granted herein, all of StemoniX's right, title and interest in and to the Project Know-How and Project Patents owned by StemoniX shall remain in StemoniX.

(iii) Subject to the terms and conditions of this Agreement, [redacted]

[redacted] Except for the license rights expressly granted herein, all of JV's right, title and interest in and to the Project Know-How and Project Patents owned by JV shall remain in JV.

(c) Compound Patent and Manufacturing Patent Licenses. JV hereby grants to Atomwise a [redacted]

(d) No Implied License. Neither Party grants to the other Parties any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the rights and licenses that are expressly granted under this Agreement.

6.3 Patent Prosecution.

(a) Compound Patents. [redacted]

(b) Manufacturing Patents [redacted]

[redacted]

(d) [redacted]

[redacted]

(e) Project Patents (other than Compound Patents and Manufacturing Patents). Each Party shall have the sole right and discretion to file, prosecute and maintain (including to conduct the related opposition proceedings) any Patent Rights [redacted] hat are solely created by a Party throughout the world at such Party's cost and expense. [redacted] that are solely [redacted]

6.4 Third Party Intellectual Property. Each Party shall promptly notify the other Parties if such Party becomes aware of any Third Party intellectual property that is necessary for any Party to conduct the Research Activities. At a Party's request, the Parties shall discuss in good faith such Third Party intellectual property and its relevance to the Research Activities. Each Party shall retain the right to independently pursue a license to any Third Party intellectual property that it believes to be necessary or useful to its products or business.

ARTICLE 7

CONFIDENTIALITY; PUBLICATION

7.1 Duty of Confidence. Subject to the other provisions of this ARTICLE 7, for the Term and a period of [redacted] thereafter:

(a) all Confidential Information disclosed by a Party or its Affiliates under this Agreement shall not be disclosed by the recipient Party to any Third Party and shall be maintained in confidence and otherwise safeguarded by the recipient Party and its Affiliates in the same manner and with the same protection as such recipient Party (or its Affiliate, as applicable) maintains its own confidential information (but in any event in a reasonable manner); and

(b) the recipient Party shall only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement.

7.2 Exceptions. The foregoing obligations as to particular Confidential Information of a disclosing Party shall not apply to the extent that the recipient Party can demonstrate that such Confidential Information:

(a) is known by the recipient Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the recipient Party's business records or otherwise established by competent evidence;

(b) is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the recipient Party;

(c) is subsequently disclosed to the recipient Party by a Third Party, and to the knowledge of recipient Party, such Third Party may lawfully do so and is not under an obligation of confidentiality with respect to such Confidential Information to the disclosing Party; or

(d) is developed by the recipient Party independently and without use of or reference to any Confidential Information received from the disclosing Party, as documented by the recipient Party's business records or otherwise established by competent evidence.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the recipient Party unless the combination itself and principle of operation are obvious therefrom or are published or available to the general public or in the rightful possession of the recipient Party.

7.3 Authorized Disclosures. Notwithstanding the obligations set forth in Sections 7.1 and 7.5, a Party may disclose another Party's Confidential Information to the extent:

(a) such disclosure is reasonably necessary to its employees, officers or directors and/or the employees, officers or directors of its Affiliates for the purposes of, and for those matters undertaken pursuant to, this Agreement, provided that such employees, officers or directors are bound by confidentiality and non-use obligations, either by reason of their employment (or other applicable relationship to such Party or its Affiliate) or in a separate written agreement, that are substantially consistent with those contained in this Agreement;

(b) such disclosure is made to its or its Affiliates' financial and legal advisors who have a need to know such Confidential Information, provided that such advisors are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, that are substantially consistent with those contained in this Agreement;

(c) such disclosure is made to its or its Affiliate's [redacted] are bound by confidentiality and non-use obligations that are substantially consistent with those confidentiality and non-use provisions contained in this Agreement;

(d) such disclosure is required by Applicable Law, court order, or other judicial or administrative process, provided that in such event such receiving Party shall promptly inform the applicable other Party of such required disclosure to the extent permitted by Applicable Law, court order, or other judicial or administrative process. Confidential Information that is disclosed under this Section 7.3(d) shall remain otherwise subject to the confidentiality and non-use

provisions of this ARTICLE 7 (except to the extent Section 7.2 is applicable), and the Party disclosing Confidential Information pursuant to this Section 7.3(d) shall take all steps reasonably necessary, including reasonably assisting the Party owning such Confidential Information to obtain confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information; or

(e) such disclosure is reasonably necessary to such Party's Affiliates, Representatives, or actual or potential sublicensee(s) [redacted] in the ordinary course of business and in furtherance of the Research Plan, provided that such Third Parties are bound by confidentiality and non-use obligations that are substantially consistent with those confidentiality and non-use provisions contained in this Agreement (with a duration of confidentiality and non-use obligations for the Term and a period of [redacted] or

(f) such disclosure is a disclosure permitted pursuant to Section 7.5.

7.4 Publication. Except for disclosures permitted pursuant to Sections 7.2 and 7.3, no Party or its Affiliates, nor its or their employee(s) or consultant(s) shall publish or otherwise publicly present the results of any Research Activities without the prior written consent of all three Parties.

7.5 Publicity; Use of Names.

(a) Subject to the rest of this Section 7.5, (i) no disclosure of the existence, or the terms, of this Agreement may be made by any Party or its Affiliates, and (ii) no Party shall use the name, trademark, trade name or logo of any other Party, its Affiliates or their respective employee(s), in each case ((i) or (ii)) in any publicity, promotion, news release or other disclosure to the general public relating to this Agreement or its subject matter, except with the prior express written permission of the applicable other Party or except as required by Applicable Law (subject to the procedure in Section 7.5(b) if applicable).

(b) A Party may disclose this Agreement and its terms, as well as material events hereunder, in securities filings with the U.S. Securities and Exchange Commission ("**SEC**") (or equivalent foreign agency) to the extent required by Applicable Law after complying with the procedure set forth in this Section 7.5(b). In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Parties agree to promptly give their input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the timelines proscribed by Applicable Law. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of the Agreement from the SEC as represented by the redacted version reviewed by the other Party.

(c) No Party shall be required to seek the permission of any other Party to repeat any information regarding the terms of this Agreement, or any performance hereunder, in the form that has already been publicly disclosed by either Party in accordance with this Section 7.5, provided such information remains accurate as of such time.

(d) [redacted]

[redacted]

7.6 [redacted]. Attached hereto as Exhibit D is the initial joint press release, to be issued by Atomwise and StemoniX on or after the Effective Date. Either Party may, following the issuance of the above press release, make public statements or disclosures regarding the existence of this Agreement, the identity of the other Party, and those terms of the Agreement that have already been publicly disclosed in the joint press release, in each case without the consent of the other Party. Neither Party will disclose to the public, any non-public information about this Agreement without the prior written consent of the other Party, except where required for any Applicable Laws (including applicable taxing authority and/or stock exchange rules) or legal process relating to the Party or any Affiliate of the Party or as may be required for actions, procedures, suits, and the like arising out of this Agreement.

7.7 [redacted]

ARTICLE 8

TERM AND TERMINATION

8.1 **Term**. Unless earlier terminated as permitted by this Agreement, the term of this Agreement will commence upon the Effective Date and continue in full force and effect for [redacted]

8.2 [redacted]

[redacted]

8.3 Bankruptcy.

(a) A Party may terminate this Agreement upon written notice to the other Parties at any time, to the extent permitted by Applicable Law, if any other Party shall become insolvent, or shall make or seek to make or arrange an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be initiated by, on behalf of or against such other Party (and, in the case of any such involuntary proceeding, not dismissed within ninety (90) days), or if a receiver or trustee of such other Party's property shall be appointed and not discharged within ninety (90) days.

(b) For purposes of Section 365(n) of the U.S. Bankruptcy Code (the "**Code**") and any similar laws in any country other than the U.S., all rights and licenses granted under or pursuant to any Section of this Agreement other than under Section 6.2(a) are rights to "intellectual property" (as defined in Section 101(35A) of the Code). The Parties agree that the licensee of such rights under this Agreement will retain and may fully exercise all of its protections, rights, and elections under the Code and any similar laws in any country other than the U.S. Each Party hereby acknowledges that: (a) copies of research data, (b) laboratory samples, (c) product samples, (d) formulas, (e) laboratory notes and notebooks, (f) data and results related to clinical trials, (g) regulatory filings and regulatory approvals, (h) rights of reference in respect of regulatory filings and regulatory approvals, (i) pre-clinical research data and results, and (j) marketing, advertising, and promotional materials, in each case ((a) through (j)), that relate to such intellectual property, constitute "embodiments" of such intellectual property pursuant to Section 365(n) of the Code, and that the licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to such licensee upon its written request therefor and election under Section 365(n)(1)(B) of the Code to retain the licenses granted by one Party to any other Party hereunder in the event of such Party's rejection of this Agreement. The provisions of this Section 8.3(b) are without prejudice to any rights the non-subject Party may have arising under the Code, laws of other jurisdictions governing insolvency and bankruptcy, or other Applicable Law. The Parties agree that they intend the following rights to extend to the maximum extent permitted by Applicable Law.

8.4 Effect of Expiration or Termination.

(a) **General Effects of Termination or** Expiration**.** If this Agreement is terminated for any reason, or expires, then the provisions of this Section 8.4(a) shall apply.

(i) The licenses, sublicensees and other rights granted to a Party under this Agreement, other than those that expressly survive termination of this Agreement, shall terminate on the effective date of termination, except to the extent necessary to such Party to perform any of its obligations that survive termination, including any wind down activities under this Section 8.4.

(ii) The JRC shall be dissolved with immediate effect.

(iii) No Party will have any further obligation to commence new activities under the Research Plan after the date of notice of termination.

(iv) A Party shall take such other actions, and execute any instruments, assignments and documents, as reasonably requested by the other Parties as may be necessary to effect the provisions of this Section 8.4, as applicable.

(v) Expiration or termination of this Agreement for any reason shall be without prejudice to a Party's rights under this Agreement, to seek damages or injunctive relief for any breach of this Agreement by any other Party hereto and its right to receive payments accrued and unpaid on the effective date of such termination or expiration.

(vi) Expiration or termination of this Agreement shall not relieve a Party from any obligation which is expressly indicated to survive such expiration or termination.

(b) Survival. In the event of termination or expiration of this Agreement for any reason, the following provisions survive: Article 1, Article 5, Section 6.1, Section 6.2(c), Section 6.3, Article 7, Section 8.3(b), Section 8.4, Section 9.2, Article 10 and Article 11.

8.5 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement, and, whether or not termination is effected, all other remedies will remain available except as the three Parties have expressly agreed to otherwise herein.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Parties as of the Effective Date (or as of the time otherwise specified in the applicable subsection below) as follows:

(a) It is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization, and has the full right, power and authority to enter into this Agreement, to perform its obligations hereunder.

(b) This Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(c) It has the right to grant to the other Parties the licenses that it purports to grant hereunder, and it has not, and will not during the Term, grant any right in a manner that conflicts with its ability to grant such licenses to the other Parties.

(d) Each of its employees, consultants or agents who perform services, including Research Activities, under this Agreement is or will be bound by a written agreement that provides it with all necessary rights to fulfill its obligations under this Agreement.

(e) Neither it nor any of its employees, consultants nor agents performing hereunder, have ever been, are currently, or are the subject of a proceeding that could lead to it or them becoming Debarred, Excluded or Convicted, and if, during the Term, it, or any of its employees, consultants or agents performing hereunder, become or are the subject of a proceeding that could lead to it or them becoming Debarred, Excluded or Convicted, it shall immediately notify the other Parties (to the extent allowed under Applicable Law), and the other Parties shall have the option, at their sole discretion, to either: (a) prohibit the applicable individual from performing work under this Agreement or (b) terminate all work being performed or to be performed by such other Party pursuant to this Agreement. For the purposes of this Agreement, no Party shall be considered the employee, consultant, or agent of either of the other Parties.

9.2 No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 9, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF ANY PARTY; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, OR ANY WARRANTY ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE AND USAGE IN TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ALL DATA IS PROVIDED BY THE PARTIES HEREUNDER, AND ALL [redacted] CLINICAL CANDIDATES, JV COMPOUNDS, AND PRODUCTS IDENTIFIED HEREUNDER, ARE ON AN *AS-IS* BASIS AND WITHOUT ANY EXPRESS OR IMPLIED WARRANTY WHATSOEVER.

ARTICLE 10

INDEMNIFICATION; LIABILITY

10.1 Indemnification by JV.

(a) JV shall indemnify, defend and hold harmless Atomwise, its Affiliates, and its and their respective Representatives, against all liabilities, damages, losses and expenses (including without limitation, reasonable attorneys' fees and expenses of litigation) payable to a Third Party (collectively, "**Losses**") incurred by or imposed upon such indemnitees, or any of them, as a result of claims, suits, actions, demands or judgments of Third Parties (collectively, "**Claims**"), arising out of: (a) the breach of any of JV's obligations under this Agreement, including its representations and warranties; (b) the gross negligence or willful misconduct of JV, its Affiliates, or their Representatives; or (c) any injury to a Person caused by development, manufacturing, commercialization or Exploitation of a JV Compound or product incorporating any JV Compound. The foregoing indemnity obligation shall not apply to the extent that (i) any indemnitees fail to comply with the indemnification procedures set forth in Section 10.4 and JV's defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from the breach of any of Atomwise's obligations under this Agreement, including

its representations and warranties, or the gross negligence or willful misconduct of Atomwise, its Affiliates, or its or their respective Representatives.

(b) JV shall indemnify, defend and hold harmless StemoniX, its Affiliates, and its and their respective Representatives, against all Losses incurred by or imposed upon such indemnitees, or any of them, as a result of Claims, arising out of: (a) the breach of any of JV's obligations under this Agreement, including its representations and warranties; (b) the gross negligence or willful misconduct of JV, its Affiliates, or their Representatives; or (c) any injury to a Person caused by development, manufacturing, commercialization or Exploitation of a JV Compound or product incorporating any JV Compound. The foregoing indemnity obligation shall not apply to the extent that (i) any indemnitees fail to comply with the indemnification procedures set forth in Section 10.4 and JV's defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from the breach of any of StemoniX's obligations under this Agreement, including its representations and warranties, or the gross negligence or willful misconduct of StemoniX, its Affiliates, or its or their respective Representatives.

10.2 Indemnification by Atomwise.

(a) Atomwise shall indemnify, defend and hold harmless JV, its Affiliates and licensees, and its and their respective Representatives, against all Losses incurred by or imposed upon such indemnitees, or any of them, as a result of Claims arising out of: [redacted] The foregoing indemnity obligation shall not apply to the extent that (i) any indemnitees fail to comply with the indemnification procedures set forth in Section 10.4 and Atomwise's defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from the breach of any of JV's obligations under this Agreement, including its representations and warranties; or the gross negligence or willful misconduct of JV, its Affiliates, or its or their respective Representatives.

(b) Atomwise shall indemnify, defend and hold harmless StemoniX, its Affiliates and licensees, and its and their respective Representatives, against all Losses incurred by or imposed upon such indemnitees, or any of them, as a result of Claims arising out of: [redacted] The foregoing indemnity obligation shall not apply to the extent that (i) any indemnitees fail to comply with the indemnification procedures set forth in Section 10.4 and Atomwise's defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from the breach of any of StemoniX's obligations under this Agreement, including its representations and warranties; or the gross negligence or willful misconduct of StemoniX, its Affiliates, or its or their respective Representatives.

10.3 Indemnification by StemoniX.

(a) StemoniX shall indemnify, defend and hold harmless JV, its Affiliates and licensees, and its and their respective Representatives, against all Losses incurred by or imposed upon such indemnitees, or any of them, as a result of Claims, arising out of: [redacted]

[redacted]. The foregoing indemnity obligation shall not apply to the extent that (i) any indemnitees fail to comply with the indemnification procedures set forth in Section 10.4 and StemoniX's defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from the breach of any of JV's obligations under this Agreement, including its representations and warranties; or the gross negligence or willful misconduct of JV, its Affiliates, or its or their respective Representatives.

(b) StemoniX shall indemnify, defend and hold harmless Atomwise, its Affiliates and licensees, and its and their respective Representatives, against all Losses incurred by or imposed upon such indemnitees, or any of them, as a result of Claims arising out of: [redacted] The foregoing indemnity obligation shall not apply to the extent that (i) any indemnitees fail to comply with the indemnification procedures set forth in Section 10.4 and StemoniX's defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from the breach of any of Atomwise's obligations under this Agreement, including its representations and warranties; or the gross negligence or willful misconduct of Atomwise, its Affiliates, or its or their respective Representatives.

10.4 Indemnification Procedure. If a Party is seeking indemnification under Sections 10.1, 10.2 or 10.3 (the "**Indemnified Party**"), it shall inform the Party from whom it is seeking indemnification (the "**Indemnifying Party**") of the Claim giving rise to the obligation to indemnify pursuant to such section as soon as reasonably practicable after receiving notice of the Claim. The Indemnifying Party shall have the right to assume the defense and settlement of any such claim for which it is obligated to indemnify the Indemnified Party; provided that no settlement of any Claim shall include any admission of wrongdoing on the part of an indemnitee or the invalidity, unenforceability or absence of infringement of any Patent Right Controlled or owned in whole or part by an indemnitee, and shall not grant any right inconsistent with the terms of this Agreement, without the prior written consent of the related Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party's insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party's cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. The Indemnifying Party shall have no obligation to indemnify any other party in connection with any settlement made without the Indemnifying Party's written consent, which consent shall not be unreasonably withheld or delayed. If the applicable Parties cannot agree as to the application of Section 10.1, 10.2 or 10.3 as to any Claim, pending resolution of the dispute pursuant to Section 11.6, such Parties may conduct separate defenses of such Claim, with each Party retaining the right to claim indemnification from the other Party(ies) in accordance with Sections 10.1, 10.2 or 10.3 upon resolution of the underlying claim.

10.5 Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential Losses)

under this ARTICLE 10. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any Losses incurred by it.

10.6 Special, Indirect and Other Losses. EXCEPT IN THE EVENT OF A PARTY'S BREACH OF ITS OBLIGATIONS UNDER SECTIONS 7.1 - 7.3, AND EXCEPT FOR OBLIGATIONS ARISING UNDER ARTICLE 10, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY ANY OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 10.

ARTICLE 11

GENERAL PROVISIONS

11.1 Force Majeure. No Party shall be held liable to any other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquake or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Parties. The affected Party shall notify the other Parties of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

11.2 Assignment. This Agreement may not be assigned, delegated or otherwise transferred, in whole or in part, whether voluntarily or by operation of law, nor may any right or obligation hereunder be assigned, by either Party without the prior written consent of the other Parties. Notwithstanding the foregoing, a Party may, without consent of the other Parties, assign this Agreement and all of its rights and obligations hereunder in whole to its successor in interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction. Any permitted assignee shall, in writing to the other Parties, [redacted] (ii) expressly assume the obligation to perform this Agreement. Any attempted assignment, delegation or transfer not in accordance with this Section 11.2 shall be null and void and of no legal effect. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

11.3 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.

The Parties shall in such an instance negotiate to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement. During the period of such negotiation, and thereafter if no substituted provision is agreed upon, any such provision which is enforceable in part but not in whole shall be enforced to the maximum extent permitted by Applicable Law.

11.4 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to JV:

Atomwise-StemoniX JV1, LLC
717 Market Street, Suite 800
San Francisco, CA 94103
Attn: Abraham Heifets
Email: legal@atomwise.com

If to Atomwise:

Atomwise Inc.
717 Market Street, Suite 800
San Francisco, CA 94103
Attn: Abraham Heifets
Email: legal@atomwise.com

If to StemoniX:

StemoniX, Inc.
13300 67th Ave N
Maple Grove, MN 55311
Attn: Andy LaFrence, CFO
Email: andrew.lafrence@stemonix.com

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or if delivered or sent on a non-Business Day or on a Business Day but after 5 p.m. in the location of the primary office of the recipient, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier specifying next day delivery; or (c) upon receipt, if sent by mail.

11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the [redacted] and the patent laws of the United States without

reference to any rules of conflict of laws. The United Nations Conventions on contracts for the International Sale of Goods shall not be applicable to this Agreement.

11.6 Dispute Resolution.

(a) The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. A Party may refer any claim, controversy or dispute in connection with this Agreement to the [redacted] or their respective designees, of Atomwise and StemoniX for good-faith discussions over a period of not less than [redacted] (the "**Senior Executives Discussions**"). If the Parties are unable to resolve the claim, controversy or dispute through the Senior Executives Discussions within such [redacted], then such claim, controversy or dispute will be resolved in accordance with Section 11.6(b).

(b) If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim shall be finally resolved by binding arbitration administered by the American Arbitration Association ("**AAA**") pursuant to Commercial Arbitration Rules of the AAA then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by single arbitrator experienced in small molecule drug development. If the Parties are unable to agree on such arbitrator within thirty (30) days after initiation of arbitration, the arbitrator shall be appointed by AAA. The place of arbitration shall be Denver, Colorado, and all proceedings and communications shall be in English.

(c) Any Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party's compensatory damages. Each Party shall bear its own costs and expenses and attorneys' fees. Each Party shall initially bear equal shares of the arbitrator's fees and any administrative fees of arbitration, and upon the conclusion of the arbitration proceeding, the Party (or Parties) against which the decision is rendered shall reimburse the other Parties (or Party) for its or their share of the arbitrator's fees and any administrative fees of arbitration (but not the attorneys' fees or other costs and expenses).

(d) Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of all Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations.

(e) As used in this Section, the term "**Excluded Claim**" shall mean a dispute, controversy or claim that concerns the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright. With respect to each Excluded Claim arising out of, relating to or based upon this Agreement, each Party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction and venue of the state and federal courts of

Delaware, and each of the Parties hereto irrevocably and unconditionally agrees that all Excluded Claims may be heard and determined in such courts.

11.7 Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contain the entire understanding of the three Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect thereto are superseded by the terms of this Agreement. Atomwise and StemoniX hereby agree that all confidential information that was disclosed pursuant to the [redacted] shall be deemed Confidential Information disclosed under, and subject to, the terms and conditions of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of all Parties hereto.

11.8 Headings. The captions to the several ARTICLES, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several ARTICLES and Sections hereof.

11.9 Independent Contractors. It is expressly agreed that each of the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. No Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of such other Party.

11.10 Waiver. The waiver by a Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by another Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

11.11 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law or equity.

11.12 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.13 No Third Party Rights or Obligations. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights (except as expressly stated under Article 10) or obligation in any Person not a Party to this Agreement.

11.14 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the activities and discharge any obligations and exercise any rights that are expressly stated in this Agreement.

11.15 Affiliates. Subject to this Section 11.15, each Party may discharge any obligations and exercise any rights hereunder through any of its Affiliates. Each Party shall be primarily responsible for and shall guarantee the performance of its Affiliates under this Agreement. Any breach by a Party's Affiliate of any of such Party's obligations under this Agreement shall be deemed a breach by such Party, and any other Party may, at its sole discretion, enforce this Agreement against such Affiliate or directly against such Party, or both.

11.16 Interpretation. In this Agreement, unless otherwise specified:

(a) "includes" and "including" shall mean respectively includes and including without limitation;

(b) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c) words such as "herein", "hereof", and "hereunder" refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(d) the exhibits hereto form part of the operative provisions of this Agreement and references to this Agreement shall include references to the exhibits hereto;

(e) a paragraph, section, exhibit or schedule is a reference to a paragraph, section, exhibit or schedule to this Agreement;

(f) any document includes a reference to that document (and, where applicable, any of its provisions) as amended, novated, supplemented or replaced from time to time;

(g) a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(h) dollars, "USD" or "$" refers to U.S. Dollars;

(i) the word "or" has the inclusive meaning that is typically associated with the phrase "and/or" unless the context clearly dictates otherwise because the subjects of the conjunction are mutually exclusive;

(j) a day is a reference to a calendar day; and

(k) a month or year is a reference to a calendar month or Calendar Year, as the case may be.

11.17 Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by a .pdf data file or other scanned executed counterpart by email shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Each counterpart shall be equally admissible in evidence, and each shall fully bind each Party who has executed it. The Parties

waive all right to challenge the admissibility or authenticity of this Agreement in a court of law based solely on the absence of an original signature.

[Signature page follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

STEMONIX, INC.

By: ______________________

Name: Yung-Ping Yeh
Title: CEO

ATOMWISE INC.

By: ______________________

Name: Abraham Heifets
Title: CEO

ATOMWISE-STEMONIX JV1, LLC

By: ______________________

Name: Abraham Heifets
Title: Authorized Person

Exhibit A

Atomwise Core Platform Technology

The "**Atomwise Core Platform Technology**" comprises:

1) [redacted]

2) [redacted]

3) [redacted]

4) [redacted]

5) [redacted]

[redacted]

<u>Exhibit B</u>

Research Plan

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

Exhibit C

StemoniX Core Platform Technology

[redacted]

[redacted] [redacted]

[redacted] [redacted]

[redacted] [redacted]

[redacted] [redacted]

[redacted] [redacted]

[redacted] [redacted]

[redacted] [redacted]

[redacted]

[redacted]

Exhibit D

Joint Press Release

StemoniX Atomwise

StemoniX and Atomwise Create Joint Venture Aligning microOrgan® and AI Technologies for "Next Generation" Drug Discovery

Companies to focus on small molecule discovery for Rett syndrome.

MAPLE GROVE, MN, and SAN FRANCISCO, CA – December 3, 2019 – StemoniX, Inc. and Atomwise Inc. today announced a joint venture that combines StemoniX's human microOrgan® platform with Atomwise's AI technology to enable the rapid discovery and development of novel small molecule therapies. The joint venture will initially target Rett syndrome, a rare neurological disease.

Rett syndrome is a severe neurological disorder due to mutations in the MECP2 gene. The disorder often manifests in infant girls, and results in impairment of intellectual and motor development, seizures, and loss of speech. There is no known cure for Rett syndrome.

StemoniX is a leader in developing models for specific diseases via its microOrgan platform, the world's first ready-to-use assay plates containing living microtissues engineered from human induced pluripotent stem cells (iPSC). Atomwise is the leader in using artificial intelligence (AI) for small molecule drug discovery. In the joint venture, Atomwise will use its AI technology to analyze billions of compounds to identify potent and selective binders for proteins that are important for Rett syndrome. StemoniX will test the compounds on its human microBrain® 3D disease model of Rett Syndrome to determine biological efficacy.

Traditional drug discovery and early drug development requires thousands of research hours and millions of dollars to identify a potential therapeutic for clinical development. Despite the time and expense, the vast majority of potential drugs – 90% – ultimately fail in the clinic. The high costs and high failure rate often make it infeasible to pursue drug discovery and development for rare diseases. It is especially challenging for rare neurological diseases due to the complexity of human brain function, which is not well replicated in animal models.

Next generation technologies, such as AI and human microOrgans, have the potential to transform the speed of drug discovery and early development, and identify molecules that have potentially higher probabilities of success. Faster development and lower failure rates are critical for the discovery of new therapies for patients with rare neurological diseases such as Rett syndrome.

"The joint venture brings together the complementary technologies of StemoniX and Atomwise, creating an opportunity to go from model to molecule to validated drug in a fraction of the time

and cost that is required with traditional methods," said Ping Yeh, StemoniX Founder and CEO. "Atomwise is a great partner for a notoriously challenging disease area. Their expertise will enable drug discovery on historically undruggable targets and provide new opportunities for rare neurological diseases."

"New technologies and approaches are vital to address the needs of patients," said Abraham Heifets, Ph.D., Co-Founder and CEO of Atomwise. "StemoniX has made remarkable progress with their microBrain 3D platform and its application to Rett syndrome. It is a potentially powerful tool to rapidly evaluate compound efficacy and assess their suitability for clinical trials, and we are excited to partner with them."

About StemoniX
StemoniX is accelerating the discovery of new medicines to treat challenging diseases via the world's first ready-to-use assay plates containing living human microOrgans®, including electrophysiologically active neural (microBrain®) and cardiac (microHeart®) cells. Predictive, accurate, and consistent, StemoniX's products combined with its proprietary data management and analytical tools (AnalytiX™) are revolutionizing traditional drug discovery and development by radically improving the speed, accuracy and costs required to identify new drugs and conduct initial human toxicity and efficacy testing. Through its Discovery as a Service offering, the company partners with organizations to screen compounds as well as to create customized microOrgan models and assays tailored to specific discovery and toxicity needs. Visit www.stemonix.com to learn how StemoniX is helping global institutions humanize drug discovery and development to bring the most promising medicines to patients.

About Atomwise
Atomwise, Inc. invented the first deep learning AI technology for structure-based small molecule drug discovery. Created in 2012, today Atomwise performs hundreds of projects per year in partnership with some of the world's largest pharmaceutical and agrochemical companies, as well as more than 200 universities and hospitals in 40 countries. Atomwise has raised over $50 million from leading venture capital firms to support the development and application of its AI technology. Learn more at atomwise.com or follow @AtomwiseInc.

StemoniX Investor Contact:
Maureen McEnroe, CFA
+1.212.375.2664
mmcenroe@tiberend.com

StemoniX Media Contact:
Ingrid Mezo
+1.646.604.5150
imezo@tiberend.com

Atomwise Media Contact:
Steph Rosenbloom

+1.646.634.7954
media@atomwise.com